Exhibit 4.1



                              GULF WEST BANKS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSE

         The Gulf West Banks, Inc. Employee Stock Purchase Plan is intended to provide a method whereby employees of Gulf West Banks, Inc. and its Subsidiary Corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. "Subsidiary Corporation" shall mean any present or future corporation which (a) would be a "subsidiary corporation" of Gulf West Banks, Inc. as that term is defined in Section 424 of the Code and (b) is designated as a participant in the Plan by the Committee. "Committee" shall mean the individuals described in
Section 9. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").


2.       ELIGIBILITY AND PARTICIPATION

         2.01. Initial Eligibility. Any employee who is customarily employed on a fulltime or parttime basis by the Company and is regularly scheduled to work more than 20 hours per week, and who shall have completed six months of employment, shall be eligible to participate in offerings under the Plan which commence on or after such six month period has concluded.

         2.02. Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an employee for the first 90 days of such leave of absence and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular fulltime or parttime employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company of any employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an employee's employment for all purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any option.

         2.03. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no employee shall be granted an option to participate in the Plan:

         (a) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

         (b) which permits the employee rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

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         If an option is granted to an individual whose stock ownership exceeds the limitation of the above Section 2.03(a), no portion of such option will be treated as having been granted under a Code Section 423 employee stock purchase plan.

         2.04. Commencement of Participation. An eligible employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Payroll Department of the Company on or before the date set therefore by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below). Payroll deductions shall commence on the applicable Offering Commencement Date when the participant's authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date to which such authorization is applicable unless sooner terminated as provided in Section 7.

3.       OFFERING DATES

         3.01. Annual Offerings. The Plan will be implemented by annual offerings of the Company's Common Stock (the "Offerings") beginning on the 1st day of January in each year (the "Offering Commencement Date"), and terminating on the following December 31 (the "Offering Termination Date"). The Committee shall determine the number of shares available for purchase during each Offering, taking into account the aggregate number of shares available for purchase under this Plan as set forth in Section 8.01, and the number of shares previously sold and remaining to be sold under this Plan.

4.       PAYROLL DEDUCTIONS

         4.01. Amount of Deduction. At the time a participant files an authorization for payroll deduction, the participant shall elect to have deductions made from his or her pay on each payday during the time he or she is a participant in an Offering at the rate of 1% to 15%, in whole percentages, of the participant's Base Pay in effect at the Offering Commencement Date. "Base Pay" shall mean regular straighttime earnings excluding payments for overtime, shift premium, bonuses and other special payments and other marketing incentive payments. In the case of a parttime hourly employee, such employee's Base Pay during an Offering shall be determined by multiplying such employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such employee during such Offering.

         4.02. Participant's Account. All payroll deductions made for a participant shall be credited to the participant's account under the Plan. A participant may not make any separate cash payment into such account except as provided in Sections 4.03 and 4.05.

         4.03. Cash Payment. A participant may elect to make a single cash payment to his or her account in lieu of payroll deductions by completing a payment election form provided by the Company, and submitting the form along with the participant's payment to the Payroll Department on or before the date set therefore by the Committee, which date shall be prior to the Offering Commencement Date. The payment shall be an amount, as elected by the participant, equal to a whole percentage, from 1% to 15%, of the participant's Base Pay in effect at the date of the participant's election. A participant who elects to make a single payment for an Offering pursuant to this Section may not also elect payroll deductions during such Offering.

         4.04. Changes in Payroll Deductions. A participant may discontinue participation in the Plan as provided in Section 7, but no other change can be made during an Offering and, specifically, a participant

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may not alter the amount of his or her payroll deductions for that Offering.

         4.05. Leave of Absence. If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in his or her account pursuant to Section 6.02, (b) to discontinue contributions to the Plan but remain a participant in the Plan, or (c) to remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan deductions.

5.       GRANTING OF OPTION

         5.01. Number of Option Shares. On the Commencement Date of each Offering, a participating employee shall be deemed to have been granted an option to purchase as many shares of stock as the participant will be able to purchase with the payroll deductions credited to the participant's account during participation in the Offering; provided, however, that such number of shares shall not exceed 1,000 shares in any single Offering.

         5.02. Option Price. The option price of stock purchased with payroll deductions made during such annual offering for a participant therein shall be the lower of:

         (a) 85% of the closing price of the stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

         (b) 85% of the closing price of the stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System.

         If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for this purpose by the Committee.

6.       EXERCISE OF OPTION

         6.01. Automatic Exercise. Unless a participant gives written notice to the Company as hereinafter provided, the participant's option for the purpose of stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date. Except as provided in Section 8.02, the participant's option will be exercised for the purchase of the number of full shares of stock which the accumulated payroll deductions in his or her account at that time will purchase at the applicable option price, and any excess in his or her account at that time will be returned to the participant, without interest.

         6.02. Withdrawal of Account. By written notice to the Company, at any time prior to the Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions in his or her account at such time, without interest.

         6.03. Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any employee promptly following the termination of an Offering, without interest.

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         6.04. Transferability of Option. During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

         6.05 Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the stock purchased upon exercise of the participant's option.

7.       WITHDRAWAL

         7.01. In General. As indicated in Section 6.02, a participant may withdraw payroll deductions credited to his or her account under the Plan at any time by giving written notice to the Company. All of the participant's payroll deductions credited to his or her account will be paid to the participant promptly after receipt of notice of withdrawal, without interest, and no further payroll deductions will be made from his or her pay during such Offering. The Company may, at its option, treat any attempt to borrow by a participant on the security of his or her accumulated payroll deductions as an election, under
Section 6.02, to withdraw such deductions.

         7.02. Effect on Subsequent Participation. A participant's withdrawal from any Offering will not have any effect upon the participant's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

         7.03. Termination of Employment. Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond 90 days), the payroll deductions credited to his or her account will be returned to the participant, without interest, or, in the case of death subsequent to the termination of employment, to the person or persons entitled thereto under Section 10.01.

         7.04. Termination of Employment Due to Death. Upon termination of the participant's employment because of death while in the employ of the Company, the participant's beneficiary (as defined in Section 10.01) shall have the right to elect, by written notice given to the Company prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:

         (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, without interest, or

         (b) to exercise the participant's option for the purchase of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares of stock which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

         In the event that no such written notice of election shall be duly received by the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the participant's option.

         7.05. Leave of Absence. A participant on leave of absence shall, subject to the election made by such participant pursuant to Section 4.05, continue to be a participant in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more
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than 90 days and who therefore is not an employee for the purpose of the
Plan shall not be entitled to participate in any offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full-time or part-time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such participant's participation in the Plan shall terminate on whichever of such dates first occurs.

8.       STOCK

         8.01. Maximum Shares. The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.04, shall be 100,000 shares. The shares of stock sold pursuant to this Plan may be authorized but unissued shares or treasury shares.

         8.02. Shares Subject to Each Offering. The maximum number of shares of stock which shall be made available for sale under this Plan during any Offering shall be determined by the Committee. If the total number of shares for which options are exercised on any Offering Termination Date exceeds the maximum number of shares for the applicable offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned, without interest, as promptly as possible. The maximum number of shares of stock which shall be made available for sale under this Plan during any Offering to any individual participant shall not exceed 1,000 shares.

         8.03. Participant's Interest in Option Stock. The participant will have no interest in stock covered by his or her option until such option has been exercised.

9.       ADMINISTRATION

         9.01. Appointment of Committee. The Board of Directors shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no fewer than three members of the Board of Directors. No member of the Committee shall be eligible to purchase stock under the Plan.

         9.02. Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

         9.03. Rules Governing the Administration of the Committee. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephone meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting

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duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

10.      MISCELLANEOUS

         10.01. Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom designated, acquire any interest in the stock or cash credited to the participant under the Plan.

         10.02. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6.02.

         10.03. Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

         10.04. Adjustment Upon Changes in Capitalization. If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in
Section 3 hereof shall also be proportionately adjusted.

         Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 10.04 shall thereafter be
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applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

         10.05. Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (a) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 12.04); (b) amend the requirements as to the class of employees eligible to purchase stock under the Plan or (c) permit the members of the Committee to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase stock, adversely affect the rights of such employee under such option.

         10.06. Effective Date. The Plan shall become effective as of January 1, 1999, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 1999. If the Plan is not so approved, the Plan shall not become effective.

         10.07. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

         10.08. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

         10.09. Compliance with Other Laws and Procedures. This Plan, the grant and exercise of options hereunder, and the obligations of the Company to sell and deliver shares under such options shall be subject to all applicable federal and state laws, rules and regulations and of such approvals by the government or any regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its discretion, determine to be necessary or advisable. The law of the State of Florida will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

         10.10. Interpretation of this Plan. The terms of this Plan are subject to all present and future rules and regulations of the Secretary of the Treasury or its delegate regarding the qualifications of employee stock purchase plans under, and this Plan is intended to comply with the provisions of Section 423 of the Code, and it shall be interpreted and construed accordingly. If any provision of this Plan conflicts with any such rule or regulation, then such provision of this Plan shall be void and of no force and effect.


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